EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact:     Amy Yuhn
Phone:    847-939-9591
Mobile:    312-218-2364
Email:    ayuhn@wintrust.com

Wintrust Financial Corporation Appoints Two Members to Board of Directors

ROSEMONT, Ill., October, 2, 2025 – Wintrust Financial Corporation (NASDAQ: WTFC) today announced the appointment of two new members to its Board of Directors — Laura Kohl, Chief Information Officer, Morningstar, Inc., and David Richter, Managing Director, GCM Grosvenor — effective October 1, 2025.

Kohl has extensive global business and technology expertise, having worked across multiple industries. At Morningstar, she leads the global technology strategy. Richter is Investment Committee Chair for Grosvenor’s Absolute Return Strategies and brings his depth of experience in private credit and hedge fund management.

“We are pleased to welcome Laura and David to our board,” said H. Patrick Hackett, Jr., Chairman of the Board, Wintrust Financial. “Financial services is a dynamic industry and we are fortunate to add their unique perspectives to the vibrant dialogue of our well-rounded board.”

The addition of these two directors brings Wintrust Financial’s Board of Directors to a total of 14 members.

“Our board provides important counsel and oversight to management as we work to fulfill our mission of delivering an exceptional customer experience that creates impact in our communities and value for our shareholders,” said Tim Crane, President and Chief Executive Officer, Wintrust Financial. “On behalf of our management team, we also extend a warm welcome to Laura and David and look forward to their contributions.”
About Wintrust
Wintrust is a financial holding company with $69 billion in assets whose common stock is traded on the NASDAQ Global Select Market. Guided by its “Different Approach, Better Results®” philosophy, Wintrust offers the sophisticated resources of a large bank while providing a community banking experience to each customer. Wintrust operates more than 200 retail banking locations through 16 community bank subsidiaries in the greater Chicago, southern Wisconsin, west Michigan, northwest Indiana, and southwest Florida market areas. In addition, Wintrust operates various non-bank business units, providing residential mortgage origination, wealth management, commercial and life insurance premium financing, short-term accounts receivable financing/outsourced administrative services to the temporary staffing services industry, and qualified intermediary services for tax-deferred exchanges. For more information, please visit wintrust.com.

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